UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 1, 2006, pursuant to Bankruptcy Court approval in the matter of “In re Calpine Corporation, et al.” Case No. 05-60220 (BRL) (the “Chapter 11 Cases”), Calpine Corporation (the “Company”) implemented a Severance Program that provides certain severance benefits to eligible employees who leave the Company involuntarily due to workforce reductions.

The key elements of the Severance Program include base salary continuation for specified periods based on the employee’s position and length of service at the time of termination, and a choice to either continue to receive group health benefits for a minimum of twelve weeks at the Company’s expense during the relevant severance period or obtain outplacement services for specified periods based on the employee’s position at the time of termination. In addition to payments under the Severance Program, the Bankruptcy Court also approved the payment to terminated employees of accrued vacation, up to a maximum of one year’s accrued vacation time, in accordance with the Company’s pre-existing policy.

ITEM 2.05 — COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On February 7, 2006, the Company previously reported under Item 2.05 that at such time it was not able to estimate the costs associated with exit or disposal activities as a result of the Company’s restructuring plan because any termination payments to employees would be subject to Bankruptcy Court approval. Following the Court’s approval of the Severance Program on March 1, 2006, the Company estimated the severance costs related to the reduction in force of approximately 166 domestic employees notified on or about February 1, 2006, and an additional 35 employees notified on or about March 3, 2006, to be approximately $8 million, all of which is expected to result in cash expenditures.

ITEM 8.01 — OTHER EVENTS

On March 3, 2006, pursuant to a final order, dated February 24, 2006 (the “Final Cash Collateral Order”), of the Bankruptcy Court, the Company and its subsidiaries that are debtors in the Chapter 11 Cases (collectively with the Company, the “Debtors”), and the Official Committee of Unsecured Creditors of Calpine Corporation and the Ad Hoc Committee of Second Lien Holders of Calpine Corporation (together, the “Committees”) agreed, in consultation with the indenture trustee for the first lien debt of Calpine Corporation (the “First Lien Trustee”), on the designation of nine projects (the “Designated Projects”) that, absent the consent of the Committees or unless ordered by the Bankruptcy Court, may not receive funding, other than certain limited amounts that were agreed to by the Debtors and the Committees in consultation with the First Lien Trustee. The nine Designated Projects are as follows:

•	Clear Lake Power Plant
•	Dighton Power Plant
•	Fox Energy Center
•	Newark Power Plant
•	Parlin Power Plant
•	Pine Bluff Energy Center
•	Rumford Power Plant
•	Texas City Power Plant
•	Tiverton Power Plant

In addition, in accordance with the Final Cash Collateral Order, the Debtors may determine, in consultation with the Committees and the First Lien Trustee, that additional projects should be added to, or that listed projects should be deleted from, the list of Designated Projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: March 7, 2006